Exhibit 99.1

Investor and Media Contact:
Reid Cox
Director of Investor Relations
& Business Development
(209) 926-3417
rcox@pacwest.com

Pac-West Telecomm Announces Expiration of Early Tender Premium Deadline,
Execution of Supplemental Indenture, and Expiration of Withdrawal Deadline

Stockton, CA — November 25, 2003 — Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of integrated communications services to service providers (SPs) and small and medium-sized enterprises (SMEs) in the western U.S., today announced, pursuant to the terms of its previously announced cash tender offer (the “Tender Offer”) to purchase up to $59.0 million, or approximately 62.0%, of the $95.1 million outstanding principal amount of its Series B 13.5% Senior Notes due 2009 (the “Notes”) and related consent solicitation, that it has received valid tenders and consents representing greater than a majority in principal amount of the Notes outstanding as of the expiration of the early tender premium deadline at 5:00 p.m., New York City time, on November 25, 2003. Accordingly, pursuant to the terms of the Tender Offer, the Company has executed a supplemental indenture, which, on the settlement date, will among other things, remove substantially all of the restrictive covenants of the indenture governing the Notes. Upon execution of the supplemental indenture, the withdrawal deadline expired. Accordingly, pursuant to the terms of the Tender Offer, any tender, whether made before or after the withdrawal deadline, may now no longer be withdrawn.

As of the early tender premium deadline, 5:00 p.m., New York City time, on November 25, 2003, $76.8 million in aggregate principal amount, or approximately 80.7%, of the Notes outstanding had been validly tendered and not withdrawn. The amount of the Notes tendered and not withdrawn prior to the early tender deadline exceeds the $59.0 million maximum principal amount of the Notes the Company offered to purchase. As a result, assuming all of the conditions to completing the Tender Offer are satisfied or waived, the Company expects to accept $59.0 million of the validly tendered Notes, whether tendered prior to or following the early tender premium deadline, on a pro rata basis.

The Tender Offer is scheduled to expire at 5:00 p.m., New York City time, on December 18, 2003.

UBS Securities LLC is acting as exclusive dealer manager and solicitation agent for the tender offer and the consent solicitation. The depositary for the tender offer is Wells Fargo Bank Minnesota, N.A. Questions regarding the tender offer and consent solicitation may be directed to Brian Taylor, at UBS Securities LLC, telephone number (415) 352-6085. Requests for copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be directed to Georgeson Shareholder, telephone number (800) 843-0079 (toll free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the notes. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and Consent Solicitation Statement.

About Pac-West Telecomm, Inc.

Founded in 1980, Pac-West Telecomm, Inc. (Nasdaq: PACW) is one of the largest competitive local exchange carriers headquartered in California. Pac-West’s network carries over 100 million minutes of voice and data traffic per day, and an estimated 20% of the dial-up Internet traffic in California. In addition to California, Pac-West has operations in Nevada, Washington, Arizona, and Oregon. For more information, please visit Pac-West’s website at www.pacwest.com.

Forward-Looking Statements

In this press release, our use of the words “outlook,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “likely,” “objective,” “plan,” “designed,” “goal,” “target,” and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2002, as filed with the SEC on March 31, 2003, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our substantial indebtedness; an inability to generate sufficient cash to service our indebtedness; the declining rate at which reciprocal compensation payments are determined; regulatory and legal uncertainty with respect to reciprocal compensation payments received by us; the inability to expand our business as a result of the unavailability of funds to do so; failure to successfully implement our restructuring plan; the possible delisting of our common shares from the Nasdaq SmallCap Market, adverse affects on our operations as a result of the covenants in our senior notes indenture; competition from the ILECs and other competitors and potential competitors, including those competitors with lower cost structures.

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